UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Kabushiki Kaisha Maeda Seisakusho
(Name of Subject Company)
Maeda Seisakusho Co., Ltd.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
Maeda Corporation Maeda Road Construction Co., Ltd. Maeda Seisakusho Co., Ltd.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))
Maeda Seisakusho Co., Ltd. Attn: Kazuhiko Yamaguchi No.1095, Onbegawa, Shinonoi, Nagano-City, Nagano Prefecture 388-8522, Japan +81-26-292-2222
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Notice of the 71st Ordinary General Meeting of Shareholders of Maeda Seisakusho Co., Ltd. (English Translation).

Item 2.  Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

Maeda Corporation submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated February 24, 2021.

Maeda Road Construction Co., Ltd. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated February 24, 2021.

Maeda Seisakusho Co., Ltd. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated February 24, 2021.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Maeda Corporation

/s/ Soji Maeda

Name:	Soji Maeda

Title:	President and Representative Director

Date: June 4, 2021

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Maeda Road Construction Co., Ltd.

/s/ Yasuhiko Imaizumi

Name:	Yasuhiko Imaizumi

Title:	President & CEO

Date: June 4, 2021

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Maeda Seisakusho Co., Ltd.

/s/ Masahiko Ichigi

Name:	Masahiko Ichigi

Title:	Director and Senior Managing Executive Officer

Date: June 4, 2021